0BCODE OF ETHICS

Implementation Date: December 1, 2009

Most Recent Amendment Date: December 1, 2009

25BBackground

Investment advisors are fiduciaries that owe their undivided loyalty to their clients. Investment advisors are trusted to represent clients‟ interests in many matters, and advisors must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment advisor to adopt and implement a written code of ethics that contains provisions regarding:

· The advisor‟s fiduciary duty to its clients;

· Compliance with all applicable Federal Securities Laws;

· Reporting and review of personal securities transactions and holdings;

· Reporting of violations of the code; and

· The provision of the code to all supervised persons.

26BRisks

In developing these policies and procedures, LindeHansen considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

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Employees do not understand the fiduciary duty that they, and LindeHansen, owe to Clients;

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Employees and/or LindeHansen fail to identify and comply with all applicable Federal Securities Laws

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Employees do not report personal securities transactions;

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Employees trade personal accounts ahead of Client accounts;

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Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

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Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

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LindeHansen does not provide its code of ethics and any amendments to all Employees; and

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LindeHansen does not retain Employees‟ written acknowledgements that they received the code and any amendments.

LindeHansen has established the following guidelines to mitigate these risks.

27BPolicies and Procedures

133BUFiduciary Standards and Compliance with the Federal Securities Laws

At all times, LindeHansen and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) LindeHansen to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting LindeHansen‟s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, LindeHansen must act in its Clients‟ best interests. Neither LindeHansen, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks or concerns about LindeHansen‟s business practices with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO‟s attention.

134BUReporting Violations of the Code

Employees must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, LindeHansen will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation.

Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

135BUDistribution of the Code and Acknowledgement of Receipt

LindeHansen will distribute this Manual, which contains the Companys Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with LindeHansens policies and procedures described in this Manual, including this Code of Ethics. Please complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual. The CCO will use the attached Code of Ethics Acknowledgement Log to track Employees‟ Code of Ethics acknowledgements.

136BUConflicts of Interest

Conflicts of interest may exist between various individuals and entities, including LindeHansen, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for LindeHansen, its Employees, and/or Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

LindeHansen’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve LindeHansen and/or its Employees on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of LindeHansen and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO‟s attention.

In some instances conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

It may sometimes be beneficial for LindeHansen to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO may use the attached Conflicts of Interest Log to document the Company’s assessment of, and response to, such conflicts.

137BUPersonal Securities Transactions

Employee trades should be executed in a manner consistent with LindeHansen’s fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities

287BAccounts Covered by the Policies and Procedures

LindeHansen‟s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

288BReportable Securities

LindeHansen requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, UexceptU:

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Direct obligations of the Government of the United States;

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Bankers‟ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

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Shares issued by money market funds;

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Shares issued by open-end registered investment companies, other than funds advised or underwritten by LindeHansen or an affiliate; and

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Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by LindeHansen or an affiliate.

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Interests in 529 College Savings Plans.

Exchange-traded funds, or ETFs are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in LindeHansen‟s Personal Securities Transactions policy.

Preclearance Procedures

Employees must have written clearance for all transactions involving reportable securities before completing the transactions. LindeHansen may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Employees must use the attached Preclearance Forms to seek preclearance. All preclearance requests must be submitted to the CCO or a Managing Member. The CCO will use the attached Trading Preclearance Request Log to track preclearance requests.

290BReporting

LindeHansen must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

311B

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a beneficial interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

You may utilize the attached Quarterly Reporting Forms to fulfill your quarterly reporting obligations. Alternately, you may use the attached Letter to a Broker-Dealer to instruct the institution hosting your account to send the CCO duplicate trade confirmations and/or account statements. The CCO must receive all such confirmations and statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms. These forms should be signed, dated, and submitted to the CCO within 30 days of the end of each calendar quarter.

312B

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

The accounts section of the Periodic Holdings Reporting Form must be completed for all accounts that hold any Securities, including accounts that do not hold any Reportable Securities, as well as accounts for which individual holdings have been separately disclosed to the CCO.

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form you may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. You should sign and date each such statement before submitting it to the CCO. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If you do not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form. Both sections of the form should be marked “N/A,” signed, dated, and submitted to the CCO within 10 days of becoming an Employee and by February 14th of each year.

313BExceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

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Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

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Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment advisor on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment advisor.

314B

Personal Trading and Holdings Reviews

LindeHansen‟s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees‟ personal trading activities. Accordingly, the CCO will closely monitor Employees‟ investment patterns to detect the following potentially abusive behavior:

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Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

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Trading opposite of Client trades;

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Trading ahead of Clients; and

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Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients‟ trades as necessary. Upon review, the CCO will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal. The CCO will use the attached PST Disclosure Log to track Employees‟ personal trading disclosures.

The Managing Member will monitor the CCO‟s personal securities transactions for compliance with the Personal Securities Transactions policies and procedures.

138BU

Disclosure of the Code of Ethics

LindeHansen will describe its Code of Ethics in Part II of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for LindeHansen‟s Code of Ethics should be directed to the CCO.

28BAttachment – Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by LindeHansen‟s Compliance Manual, which includes LindeHansen‟s Code of Ethics. I understand that any questions about LindeHansen‟s Manual (including the Code) should be directed to the CCO.

Print Name:

Signature:

Date:

Note: All Employees must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

31BAttachment – Preclearance Form for Private Placements and IPOs

Name of Issuer:

Type of Security:

Public Offering Date (IPOs only):

Investment Strategy (Privately offered pooled investment vehicles only):

By signing below, I certify and acknowledge the following:

1. I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2. The investment opportunity did not arise by virtue of my activities on behalf of a Client.

3. To the best of my knowledge, no Clients have any foreseeable interest in purchasing this Security.

4. I have read the Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. LindeHansen reserves the right to direct me to rescind a trade even if approval is initially granted. Violation of the Code of Ethics will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

5. Upon request, I will provide all offering materials related to the proposed investment to the CCO.

Signature:

Date:

Print Name:

UInternal Use Only

Reviewer: Approved / Disapproved Date:

Reasons Supporting

32BAttachment – Preclearance Form for Securities other than IPOs and Private Placements

Preclearance must be obtained prior to placing a trade, and is only good for the time period specified on this form.

Transaction Type: Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

Broker / Custodian:

Preclearance sought through (date):

By signing below, I certify and acknowledge the following:

1. I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2. I am not an officer, director or principal shareholder of the issuer and am not required to file reports required by Section 16 of the Exchange Act.

Signature: Date:

Print Name:

Internal Use Only

Reviewer: Approved / Disapproved Date:

Reasons Supporting

36B

Attachment – Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN

ADDRESS

CITY, STATE ZIP

Re: Account No. _______________________________

Account Name _______________________________

Dear NAME,

As of DATE, please send duplicate trade confirmations and monthly account statements for the above named account to:

Linde, Hansen & Co., LLC

Attn: Edward von der Linde, Chief Compliance Officer

25 B Vreeland Road, Suite 102

Florham Park, New Jersey 07932

If you have any questions or concerns, please call me at 973.593.8300. Thank you for your immediate attention to this matter.

Sincerely,

Edward von der Linde

Chief Compliance

32B

Attachment – PST Disclosure Log

For each column heading, indicate the type of disclosure and the due date.

QT = Quarterly Transaction QNA = Quarterly New Accounts AH = Annual Holdings AA = Annual Accounts

For each Employee, indicate the date each report was submitted. Upon review, mark reports that may reflect improper behavior with an “X” Reports that have been reviewed and that did not raise compliance issues should be marked “ok.”

Note to the CCO: The first example row reflects John Smith’s Fidelity Account, which he has had since he was hired in April 2006. The initial and annual reports have been reviewed by compliance, but the quarterly reports submitted in April have not. The second row reflects his E-Trade account without any reportable securities. A cell in the third row is starred, indicating improper behavior (in this case, Ms. Doe was late in submitting her quarterly transaction report). Once you are familiar with the table’s formatting, you can delete this italicized text and the example entries.

Employee and Account Number		Initial Reports		Ongoing Reports
Accounts	Holdings	Example: AH 12/31/07	Example: AA 12/31/07	Example: QT 3/31/08	Example: QNA 3/31/08
John Smith Fidelity Acct. ABC123	4/15/06 ok	4/15/06 ok	1/18/08 ok	1/20/08 ok	4/14/08	4/13/08
John Smith E-Trade Acct. 222BCB	5/12/05 ok	NA	NA	1/20/08 ok	NA	NA
Jane Doe Schwab Acct. 12345	11/1/07 ok	11/1/07 ok	2/3/08 ok	2/3/08 ok	5/3/08 X	4/28/08 ok

Attachment – Miscellaneous Reporting Form

Use this form to make disclosures or seek approvals not addressed by other forms in this Manual.

Provide a detailed description of the issue you are disclosing or for which you are seeking approval. To the extent possible, include specific names and dates, as well as any applicable conflicts of interest or regulatory issues.

Submitted by:

Signature Date

Print Name

Reviewed by:

Signature Date

Print Name

Describe any necessary follow up: